Exhibit 10.1

October 11, 2010

Mary Jane Gruninger

23 Cumberland Street

Boston, MA 02115

Dear Mary Jane:

The purpose of this letter agreement is to confirm our conversation informing you that your employment is being terminated effective today, October 11, 2010.  This letter further summarizes the terms of the separation package that MRV Communications, Inc. (“MRV” or the “Company”) is willing to offer you as a result of your termination of employment.   Please read this letter agreement, which includes a general release, carefully.  If you are willing to agree to its terms, please sign in the space provided below and return it to me so that your separation benefits can begin.

1.             Regardless of whether you choose to sign this letter agreement, your employment with MRV will terminate as of October 11, 2010.  You will be paid through October 11, 2010 and for any unused and accrued vacation time (if any) as of that date, less lawful deductions.

2.             After October 11, 2010, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by MRV to its employees. Your coverage under MRV’s health plan will continue through October 31, 2010.   You will receive, under separate cover, information concerning your right to continue your health insurance benefits after that date in accordance with COBRA.

3.             In consideration for signing this letter agreement and general release, and in compliance with the promises made herein, for the return of all company equipment and in the event you do not revoke your acceptance pursuant to paragraph 10 below,  MRV agrees to provide you with:

a.     a lump sum severance pay of $140,000 less lawful deductions. Twenty-five percent of the payment will be made with the first payroll cycle after the expiration of the revocation period set forth in paragraph 9 and the remainder will be paid on or about January 4, 2011.

4.             You understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 3 above, except for your execution of this letter agreement and general release and the fulfillment of the promises contained therein.

5.             In consideration of the separation benefit referenced in Paragraph 3, and other valuable consideration, you agree to and hereby do unconditionally and generally release, and forever discharge on your own behalf and on behalf of your dependents, heirs, successors and assigns, the Company, and any affiliated entities and its/their respective predecessors, successors, partners, heirs, assigns, current and former employees, stockholders, owners, officers, directors, agents, attorneys, accountants, trustees, subsidiaries, joint ventures, insurance carriers, clients and divisions or affiliated corporations, whether previously or hereinafter affiliated in any manner (jointly referred to herein as “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or claimed, which you have ever had or now have against the Released Parties, or any of them, as of the date you execute this letter agreement, by reason of any act or omission concerning any matter, cause, or thing, including, without limiting the generality of the foregoing, any act, cause, matter, or thing stated, claimed, or alleged to arise from your employment with the Company, or any rights or claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the     Americans with Disabilities Act, California Labor Code § 970, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act or any similar state statute, etc. or any claim for wages, severance pay, bonus, sick leave, holiday pay, life insurance, health insurance and medical insurance, pension benefits or disability or any claim of discrimination which could have been alleged by you (all of the foregoing collectively referred to as “Claims”).

This letter agreement also is intended to waive all rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.

6.             It is a further condition of the consideration herein and is your intention in executing this letter agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, you hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this letter agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.  SECTION 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this letter agreement and which, if known or suspected at the time of executing this letter agreement, may have materially affected this settlement.  Nonetheless, you hereby waive any right, claim or causes of action that might arise as a result of such different or additional claims or facts.  You acknowledge that you understand the significance and consequence of such release and such specific waiver of SECTION 1542.

You agree that this General Release will cover all claims of every nature and kind whatsoever, which you may have, known or unknown, suspected or unsuspected, past or present, which you may have against MRV.

7.             You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this letter agreement and general release, except your immediate family, attorneys, financial providers, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential.  This includes, but is not limited to, present or former employees of MRV and other members of the public.  Violation of this paragraph shall be deemed a material breach of this letter agreement.

8.             You hereby acknowledge that you have returned to the Company all property of the Company in your possession, custody or control.  You further acknowledge that, since being notified of the termination of your employment you have not removed, downloaded, deleted, copied or otherwise altered any company data or other information contained on a laptop computer issued to you by the Company, if applicable.  You further hereby acknowledge and reaffirm the validity of the Assignment of Rights, Confidentiality, and Non-Disclosure Agreement between you and the Company, the terms and conditions of which are incorporated herein by reference and remain in full force and effect for the full term stated herein.  You understand that the Company would not provide you with the monies and benefits under this letter agreement but for your representations made in this paragraph regarding the return of Company property, the preservation of company data, and the reaffirmation of your obligations under the Assignment of Rights, Confidentiality, and Non-Disclosure Agreement.  You further understand that a violation by you of this paragraph (such as any misrepresentation made by you) constitutes a material violation of this letter agreement entitling the Company to discontinue any severance monies and benefits provided for in this letter agreement and the return of any monies paid to you or on your behalf pursuant to this letter agreement.

9.             You will be afforded until November 26, 2010, which is forty-five (45) days from the date of delivery of this letter to you, to consider the meaning and effect of this letter agreement and general release.   You are advised to consult with an attorney and you acknowledge that you have had the opportunity to do

so.  You agree that any modifications, material or otherwise, do not restart or affect in any manner the original consideration period for the separation proposal made to you.

10.           You may revoke this letter agreement and general release for a period of seven (7) days following the day you execute this letter agreement and general release.  Any revocation within this period must be submitted, in writing, to Donna Lane, VP, Human Resources and state, “I hereby revoke my acceptance of the letter agreement and general release.” The revocation must be delivered to MRV Communications, Inc., 20415 Nordhoff St, Chatsworth, California  91311, within seven (7) days of execution of this letter agreement and general release.  This letter agreement and general release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in California, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

11.           This letter agreement and general release, which will be construed under California law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this letter agreement and general release.

12.           By signing this letter, you confirm that you have not filed any claim, charge or action against MRV, and that you will waive the right to seek or receive any money damages from MRV based upon any claim you might have arising out of your employment at MRV. You further affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this letter agreement.  You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

13.           You agree that from time to time at the request of the Company, and without further consideration, you promptly will:  (i) execute and deliver such additional instruments and take such other actions as the Company may require to carry out the terms and the intent of this letter agreement; (ii) cooperate with the Company in connection with preparing for, defending and testifying in connection with any pending or future litigation or other proceeding or dispute between the Company (or any of its subsidiaries or affiliate companies) and any third party; (iii) cooperate with the Company in providing information, documents, etc., or completing and/or signing any documents, requested by the Company, which pertain to any matter in which you may have been in any way involved; and (iv) cooperate with the Company in connection with any audit involving the Company.  You agree that the payment made to you in Paragraph 3 constitutes full and appropriate compensation for any services you may provide to the Company under this paragraph.

14.           This letter agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than your Assignment of Rights, Confidentiality, and Non-Disclosure Agreement referred to in paragraph 8, and if applicable, any stock option grant agreements governing the terms of exercising your options upon termination of employment.  You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this letter agreement and general release, except those set forth herein.

15.           To the extent that this letter agreement releases and/or benefits persons or entities not signatory hereto, this letter agreement hereby is declared to be made for each of their express benefits and uses.

16.           If any federal, state or local law conflicts with any provision of this letter agreement, the provision(s) so affected shall continue only to the extent permitted by law.  The remaining provision(s) of this letter agreement shall continue in full force and effect, provided that if the general release is found to be invalid, you agree to execute a valid release of the claims which are the subject of this letter agreement.

17.           You agree that any dispute over the enforcement, breach or interpretation of this letter agreement can be submitted to confidential, final and binding arbitration before JAMS (formerly known as Judicial Arbitration and Mediation Services) by either party with the arbitration to be held in Chatsworth,

California and shall be conducted under the auspices and then-existing Employment Arbitration Rules of JAMS.  The decision of the arbitrator shall be final and binding on both parties, provided however, that the arbitrator shall not have the authority to alter or amend, or add to or delete from the provisions of this letter agreement in any way, except as provided herein.  The burden of proof on any issue presented to the arbitrator shall be by a preponderance of the evidence.  All remedies available under applicable law may be awarded in the arbitration.  YOU AND MRV RECOGNIZE AND AGREE THAT BY ENTERING INTO THIS LETTER AGREEMENT, YOU AND MRV ARE WAIVING ANY AND ALL RIGHTS TO A TRIAL BY JURY.

The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors

Very truly yours,

Donna Lane
Vice President of Human Resources
MRV Communications, Inc.

You have been advised in writing that you have until November 26, 2010, a period of forty-five (45), to consider this letter agreement and general release and to consult with an attorney prior to the execution of this letter agreement and general release.

                Having elected to execute this letter agreement and general release, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph No. 3 above, you freely and knowingly, and after due consideration, enter into this letter agreement and general release intending to waive, settle, and release all claims you have or might have against MRV.

Date:
Mary Jane Gruninger